EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.:
We have issued our report dated September 30, 2005 (except for notes 1 and 20(e), which are as of January 17, 2006), accompanying the restated consolidated financial statements of Complete Production Services, Inc., as of and for the year ended December 31, 2004, contained in Amendment No. 2 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus, and to the use of our name as it appears under the caption “Experts”.
We have issued our reports dated February 1, 2005, accompanying the combined financial statements of BSI Companies, as of November 6, 2003 and December 31, 2002 and for the period from January 1, 2003 through November 6, 2003 and for the year ended December 31, 2002, contained in Amendment No. 2 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement on Form S-1 and Prospectus of Complete Production Services, Inc., and to the use of our name as it appears under the caption “Experts”.
We have issued our report dated January 27, 2005, accompanying the combined financial statements of I.E. Miller Companies, as of August 31, 2004 and for the eleven month period then ended, contained in Amendment No. 2 to the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus of Complete Production Services, Inc., and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton
Houston, Texas
January 17, 2006